Exhibit 10.4

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”), dated as of             , 2003, is between Columbia Banking System, Inc. (“CBSI”) and                      (“Indemnitee”).

RECITALS

A.	Indemnitee is a director of CBSI and its wholly owned subsidiary, Columbia State Bank (the “Bank”), and performs valuable services for CBSI and the Bank.

B.	CBSI’s Articles of Incorporation (“Articles”) set forth substantive provisions governing the indemnification of Directors and Officer-Directors of CBSI and its Subsidiary Corporations, as such capitalized terms are defined in the Articles.

C.	CBSI has purchased and maintains a policy or policies of Directors and Officers Liability Insurance (“D&O Insurance”), covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

D.	In order to provide certainty regarding Indemnitee’s indemnification rights for all parties involved, and to induce Indemnitee to continue serving as a director of CBSI and the Bank, CBSI desires to enter this contract with Indemnitee.

Therefore, in consideration of Indemnitee’s continued service as a director, the parties agree as follows:

AGREEMENT

1.	Indemnity. CBSI agrees to hold harmless and indemnify Indemnitee:

(a)	to the fullest extent not prohibited under the Articles, as in effect as of the date of this Agreement, and federal and state law applicable to CBSI (collectively, “Applicable Law”), as may be amended from time to time; and

(b)	against any and all expenses (including, without limitation, attorneys’ fees and expenses and any expenses of establishing a right to indemnification), witness fees, judgments, fines, ERISA excise taxes, and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of CBSI or the Bank) to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Indemnitee is or was a Director or Officer-Director of CBSI.

2.	Limitations on Indemnity. No indemnity under Section 1 will be paid by CBSI:

(a)	for expenses or liabilities paid to the Indemnitee under any D&O Insurance;

(b)	on account of any action, suit or proceeding brought by or on behalf of CBSI or the Bank in which judgment is rendered holding the Indemnitee liable to CBSI or the Bank;

(c)	on account of Indemnitee’s conduct which is Finally Adjudged to be Egregious Conduct (as such capitalized terms are defined in the Articles);

(d)	on account of Indemnitee’s conduct which is the subject of an action, suit or proceeding described in Section 6.3(ii);

(e)	on account of any action, claim or proceeding (other than a proceeding referred to in Section 7.2) initiated by the Indemnitee unless such action, claim or proceeding is specifically authorized by CBSI’s board of directors;

(f)	on account of any action, claim or proceeding referred to in Section 7.2 which action is finally adjudged to be frivolous or made not in good faith;

(g)	if a final decision by a court having jurisdiction in the matter determines that such indemnification is not lawful; or

(h)	if CBSI’s Articles, as in effect as of the date of this Agreement, or Applicable Law, as may be amended from time to time, prohibit or limit indemnification under the facts and circumstances of the specific action, claim or proceeding.

3.	Mutual Acknowledgment. CBSI and Indemnitee acknowledge that, in certain instances, federal law or public policy may override applicable state law and prohibit CBSI from indemnifying its directors and officers. For example, CBSI and Indemnitee acknowledge that the Securities and Exchange Commission takes the position that indemnification is not permitted for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA and federal banking law violations.

4.	Continuation of Obligations. Under this Agreement, CBSI is obligated to Indemnitee for any period during which Indemnitee is or was a Director or Officer-Director of CBSI or the Bank. Furthermore, this obligation will continue after Indemnitee’s service as a Director or Officer-Director terminates and for so long as Indemnitee may be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee was a Director or Officer-Director of CBSI or the Bank.

5.	Notification and Defense of Claim.

5.1.	Assumption of Defense by CBSI. Within 30 days after Indemnitee receives any notice of the commencement of any action, suit, or proceeding with respect to which action may be made against CBSI under this Agreement, Indemnitee will notify CBSI of the same. With respect to any action, suit or proceeding of which Indemnitee timely notifies CBSI:

(a)	CBSI is entitled to participate at its own expense;

(b)	CBSI shall retain counsel of its choice for Indemnitee reasonably satisfactory to Indemnitee, subject to the requirements of CBSI’s D&O Insurance;

(c)	except as otherwise provided below, CBSI (jointly with any other indemnifying party similarly notified) is entitled to assume the defense of the action with counsel reasonably satisfactory to Indemnitee; and

(d)	CBSI is not liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim that is effected without its written consent.

5.2.	Expenses of Counsel. After notice from CBSI to Indemnitee of its election to assume the defense of the action, CBSI will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense of such action, other than reasonable costs of investigation or as otherwise provided below. Notwithstanding the above, Indemnitee may employ his/her own counsel in such action, but the fees and expenses of such counsel incurred after notice from CBSI of its assumption of the defense will be at the expense of Indemnitee unless: (i) Indemnitee’s employment of counsel is authorized by CBSI; (ii) Indemnitee reasonably concludes that there may be a conflict of interest between CBSI and Indemnitee in the conduct of the defense of such action; or (iii) CBSI has not employed counsel to assume the defense of such action, in each of which cases the fees and expenses of Indemnitee’s separate counsel will be at the expense of CBSI so long as such counsel is reasonably satisfactory to CBSI and meets the requirements of CBSI’s D&O Insurance. CBSI is not entitled to assume the defense of any action, suit, or proceeding brought by or on behalf of CBSI or as to which Indemnitee has made the conclusion provided for in (ii) above, but Indemnitee’s selection of counsel for such defense must be reasonably satisfactory to CBSI and meet the requirements of CBSI’s D&O Insurance.

5.3.	Settlement. CBSI may settle any action, but it may not settle any action or claim in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither CBSI nor Indemnitee will unreasonably withhold its consent to any proposed settlement.

6.	Advancement and Repayment of Expenses.

6.1.	Advances by CBSI. If Indemnitee employs his/her own counsel, the cost of which is to be indemnified by CBSI under Section 5, then, in accordance with Applicable Law and the Articles, CBSI will advance to Indemnitee any and all reasonable expenses (including, without limitation, legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. Provided that the requirements of Applicable Law and the Articles with respect to advancing expenses are met, CBSI shall advance such expenses before any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative and within ten days after receiving copies of invoices presented to Indemnitee for such expenses.

6.2.	Reimbursement by Indemnitee. Indemnitee will reimburse CBSI for all reasonable expenses paid by CBSI under Section 6.1 if, and only to the extent that, it is ultimately determined by a final judicial decision (from which there is no right of appeal) that Indemnitee is not entitled to be indemnified by CBSI for such expenses.

6.3.	Exclusions. CBSI is not required to advance expenses to Indemnitee if Indemnitee (i) commences any action, suit or proceeding as a plaintiff, unless such advance is specifically approved by a majority of CBSI’s board of directors (which approval shall not be unreasonably withheld), or (ii) is a party to an action, suit or proceeding brought by CBSI and approved by a majority of CBSI’s board, which action alleges in good faith willful misappropriation of corporate assets by Indemnitee, disclosure of confidential information in violation of Indemnitee’s fiduciary or contractual obligations to CBSI, or any other willful and deliberate breach in faith of Indemnitee’s duty to CBSI, its affiliates, or its shareholders.

7.	Enforcement.

7.1.	Reliance. CBSI confirms that it has entered into this Agreement to induce Indemnitee to remain as a director of CBSI and the Bank, and acknowledges that Indemnitee is relying upon this Agreement in serving in such capacity.

7.2.	Expenses of Enforcement. If Indemnitee successfully brings any action to enforce rights or to collect moneys due under this Agreement, CBSI will reimburse Indemnitee for all Indemnitee’s reasonable fees and expenses in bringing and pursuing such action.

8.	D & O Insurance. CBSI will at all times use its best efforts to maintain appropriate D&O Insurance for the benefit of Indemnitee.

9.	Partial Indemnification. If Indemnitee is entitled under any provisions of this Agreement to indemnification by CBSI for a portion, but not all, of the expenses, witness fees, judgments, fines, ERISA excise taxes, and amounts paid in settlement actually incurred by Indemnitee in the investigation, defense, appeal or settlement of any proceeding, CBSI shall indemnify Indemnitee only for the portion of such amounts to which Indemnitee is entitled.

10.	Subrogation. If CBSI pays Indemnitee under this Agreement, CBSI will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who agrees, at CBSI’s expense, to execute such documents and take such actions as CBSI may reasonably request in order to secure such rights and to enable CBSI effectively to bring suit to enforce such rights.

11.	Arbitration. Any dispute between CBSI and Indemnitee, arising out of this Agreement, that would not be resolved by the court or agency having jurisdiction over the action, suit or proceeding for which Indemnitee has given notice to CBSI under this Agreement, shall be submitted to final and binding arbitration in Pierce County, Washington, administered by JAMS under its then-current procedural rules. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys fees, costs and expenses.

12.	Miscellaneous.

12.1.	Non-Exclusivity of Rights. The rights conferred on Indemnitee by this Agreement are not exclusive of any other rights which Indemnitee may have or hereafter acquire under any statute, provision of the Articles, agreement, vote of shareholders or directors, or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office.

12.2.	Survival of Rights. The rights conferred on Indemnitee by this Agreement continue after Indemnitee ceases to be a Director or Officer-Director of CBSI or the Bank and will inure to the benefit of Indemnitee’s heirs, executors, and administrators.

12.3.	Separability. Each provision of this Agreement is a separate and distinct agreement independent of others. If any provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability will not affect the validity or enforceability of the other provisions or the obligation of CBSI to indemnify the Indemnitee to the full extent provided by the Articles or Applicable Law.

12.4.	Governing Law and Venue. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that federal law may govern certain matters. The parties must bring any legal proceeding arising out of this Agreement in Pierce County, Washington.

12.5.	Binding Effect. This Agreement is binding upon Indemnitee and upon CBSI and its successors and assigns, and inures to the benefit of Indemnitee, his/her heirs, personal representatives, and assigns and to the benefit of CBSI and its successors and assigns.

12.6.	Amendment and Termination. No amendment, modification, termination, or cancellation of this Agreement is effective unless in writing signed by all parties. No amendment, modification, termination or cancellation of the Articles shall prejudice or limit the rights of Indemnitee arising under this Agreement for any actions, suits or proceedings arising prior to the time of such amendment, modification, termination or cancellation.

12.7.	Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document. Delivery of an executed signature page to this Agreement shall be as effective as delivery of a manually signed counterpart.

Signatures on Next Page

Signed as of             , 2003:

COLUMBIA BANKING SYSTEM, INC.

By:
Its:

INDEMNITEE

[Director]

Accepted and approved this      day of             , 2003:

COLUMBIA STATE BANK

By:
Its: